                    [THE COOPER COMPANIES NEWS RELEASE LOGO]


                                    CONTACT:

                                  Norris Battin
                                 nbattin@usa.net

                              FOR IMMEDIATE RELEASE

            THE COOPER COMPANIES REPORTS SECOND QUARTER 1999 RESULTS

 Earnings Per Share up 41% on Strong Toric Lens Revenue Growth and Improved
                                  Gross Margins

IRVINE, Calif., May 27, 1999 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today reported results for its second fiscal quarter ended April 30, 1999. Earnings per share from continuing operations increased 41% to 38 cents from the comparable fully taxed pro forma 27 cents for the same period in 1998, more than double the comparable 18 cents reported for the first quarter of 1999.

Revenue of $41.7 million was 11% ahead of the second quarter of 1998. Operating income from continuing operations was up 14% to $9.6 million.

The effective tax rate for the quarter, for accounting purposes, was 33%. Most of Cooper's pretax income, for cash flow purposes, is sheltered from U.S. federal income tax payments because of its $180 million in net operating loss
(NOL) carry forwards. The tax rate used to compute the comparable fully taxed pro forma earnings per share for 1998 was 40%.

Cash flow per share from continuing operations was 70 cents for the second quarter, up 25% from 56 cents in the second quarter of 1998, and $1.09 per share for the first half of fiscal 1999, up 12% from 97 cents in the first half of 1998. Cooper defines cash flow for this purpose as pretax income from continuing operations plus depreciation and amortization.

Proceeds from the divestiture of Hospital Group of America received during the quarter were used to reduce long term debt by $25 million to $57.2 million, or 30% of total capitalization.

                       Second Quarter Operating Highlights

CooperVision Revenue and Market Share

"CooperVision's (CVI) 14% second quarter revenue increase was in line with our expectations," said A. Thomas Bender, Cooper's chief executive officer and CVI president. "I expect fiscal 1999 full year revenue growth in the 15% to 20% range as we continue to increase market share in the toric lens market in the U.S. and introduce new spherical and toric products in Europe and Japan."

CVI's disposable-planned replacement brands of toric contact lenses in the U.S., the largest segment of its business, grew 34% over last year's second quarter. In the latest market research auditing period, CVI's market share grew seven points over the same period in 1998 to 36%.

CVI's total U.S. toric lens business, which includes annual replacement products as well as disposable-planned replacement brands, grew 23% during the second quarter. CVI now holds 27% of the total toric market. "This puts us close to our goal of U.S. toric market leadership by the end of calendar 1999," said Bender.

"Toric lenses," he added, "continue to drive the growth of the U.S. contact lens market. The toric lens market segment now accounts for about 18% of all U.S. contact lens revenue versus 16% in the fourth quarter of 1998."

During the second quarter, CVI completed the rollout of the full range of parameters for its Frequency 55'TM' Toric, and can now offer more than 5,800 lens prescriptions in this brand, nearly twice as many as the nearest competitor and more than four times as many as the two newest competitors.

 "It's clear," Bender added, "that these two new brands, which were introduced into the U.S. disposable toric segment over the last eighteen months, have not slowed CooperVision's toric revenue growth in any major way. Disposable torics--those recommended for wearing periods of two weeks or less--captured less than 10% of the combined disposable-planned replacement toric market during the latest auditing period.

During the second quarter, CooperVision, Ltd. (formerly Aspect Vision Care, Ltd., which Cooper acquired in December 1997), introduced CVI's toric lens products into five European markets. Its revenue grew 20%. In the second half of fiscal 1999, it expects to complete the European toric launch and begin the rollout of two new products: Frequency 55 AB'TM', a spherical lens with a new optical design that can enhance visual clarity in selected patients, and Frequency 55 UV'TM', which contains an ultra violet light blocking agent. CVI also expects to begin the launch of toric lenses in Australia as well as spherical and toric lenses in Japan during this period.

CooperVision Gross Margin

CVI's gross margin in the second quarter was 65%, up from 63% in the first quarter and 60% in the fourth quarter of fiscal 1998. Unit manufacturing costs for both toric and spherical lenses continue to decline and are expected to trend even lower during the balance of fiscal 1999. Gross margin improved due to cost reductions at CooperVision, Ltd. where, over the past six months, the cost per lens has declined more than 25% as unit volume grew close to 44%, and through improved toric lens manufacturing yields in the U.S.

CooperSurgical

CooperSurgical (CSI) second quarter revenue was flat compared with 1998's second quarter. Year to date revenue is up 5%. During the second quarter, CSI gross margins improved to 56% from 55% last year and operating income rose 9%.

"While our existing in-line products continue to perform as expected," said Bender, "acceptance of the new products we introduced during 1998 - the Cerveillance'TM' digital colposcope, the CooperSurgical Infrared Coagulator'TM' and the FemExam'R' TestCard System'TM' - is slower than expected. Although results to date are disappointing, I continue to believe in the ultimate success of these products because of the persuasive clinical and economic data that supports them. But it's going to take longer than we first thought to modify practitioners' purchasing habits.

"With FemExam, we are close to announcing a new commercialization strategy and have made good progress toward establishing a unique CPT reimbursement code. We will continue to focus on our long-term goal of consolidating the in-office women's healthcare market by acquiring complementary products or businesses."

Business Unit P&L Highlights ($'s in millions)


  ---------------------------------------------------------------------------------------
                                Three Months Ended April 30, 1999
  ---------------------------------------------------------------------------------------
  Revenue                                   Operating Income
  ---------------------------------------------------------------------------------------
                                       %                         %    %Revenue   %Revenue
                     1999   1998      Inc.       1999  1998     Inc.    1999       1998
  ---------------------------------------------------------------------------------------
  CVI                $34.7   $30.4     14%     $10.3   $9.5      8%     30%       31%
  CSI                  7.0     7.0      -         .9     .8      9%     13%       12%
                     -----   -----             -----   ----
  Subtotal            41.7    37.4     11%      11.2   10.3      8%     27%       28%
  HQ Expense           -        -               (1.6)  (1.9)
                     -----   -----             -----   ----
  TOTAL              $41.7   $37.4     11%      $9.6   $8.4     14%     23%       23%
                     -----   -----             -----   ----
                     -----   -----             -----   ----


                              Six Months Ended April 30, 1999
  ---------------------------------------------------------------------------------------
  Revenue                                   Operating Income
  ---------------------------------------------------------------------------------------
                                      %                         %     %Revenue   %Revenue
                     1999   1998     Inc.      1999   1998     Inc.    1999       1998
  ---------------------------------------------------------------------------------------
  CVI                $62.5   $53.3     17%     $16.5   $15.5     7%     26%       29%
  CSI                 14.2    13.5      5%       1.7     1.6     9%     12%       12%
                     -----   -----             -----   -----
  Subtotal            76.7    66.8     15%      18.2    17.1     7%     24%       26%
  HQ Expense            -      -                (2.7)   (3.4)
                     -----   -----             -----   -----
  TOTAL              $76.7   $66.8     15%     $15.5   $13.7    14%     20%       20%
                     -----   -----             -----   -----
                     -----   -----             -----   -----

                             Discontinued Operations

In April, the Company completed the sale of Hospital Group of America (HGA), its psychiatric services business. During the second quarter of fiscal 1999, Cooper recorded income from discontinued operations of $1.7 million primarily reflecting the reversal of deferred tax liabilities no longer required net of adjustments to the estimated loss on disposition recorded in 1998.

Global Tax Plan

In the fourth quarter of fiscal 1998, Cooper recorded a large tax benefit, reflecting the remaining anticipated value of its $184 million of NOLs. As a result, the Company now reports earnings as if it were a taxpayer with no NOLs. Cooper is currently developing a global tax plan to minimize both the taxes reported in its income statement and the cash taxes paid once the benefits of the NOLs are fully utilized. Based on a preliminary assessment, Cooper expects to reduce its effective tax rate to approximately 30% over the next several years compared with approximately 34% used in the first half of 1999. By executing this tax plan, the cash flow benefits of the NOLs should extend, perhaps through 2003, assuming no acquisitions or stock issuances. Cooper expects that cash payments for taxes will be approximately 10% of pretax profits throughout this period.

                               Earnings Per Share

All per share amounts mentioned in this report refer to diluted per share amounts.

                           Forward-Looking Statements

Statements in this press release that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior Management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1998.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products and surgical instruments, and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, Calif.

A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.

   Note: Consistency in Reporting Cooper's Comparative Earnings Per Share Data

In fiscal 1998, Cooper declared its mental health services business, Hospital Group of America, a discontinued operation. It also accounted for the remaining tax benefits that it expects from its existing net operating loss carryforwards and will, going forward, provide for income taxes rather than receive tax benefits. To avoid confusion, comparisons of Cooper's results from fiscal 1998 to fiscal 1999 and comparisons versus published estimates must be reported on a consistent basis. The table below shows diluted earnings per share from continuing operations on both a pretax and after-tax basis (pro forma after-tax basis for 1998) for the first quarter of fiscal 1999, the second quarter of fiscal 1999 and the second quarter of fiscal 1998.


                               The Cooper Companies, Inc.
                                    EPS Comparisons
                               From Continuing Operations
                 -------------------------------------------------------
                                        1Q 1999    2Q 1999    2Q 1998
                 -------------------------------------------------------
                    Reporting Basis       Actual    Actual     Actual
                    ---------------       ------    ------     ------
                  Pre-tax                 $.28        $.56       $.45
                 -------------------------------------------------------
                  After-tax               $.18        $.38     $.27*(1)
                 -------------------------------------------------------
                                                          *Pro forma

(1) Income from continuing operations has been tax effected at 40% as if the Company could not benefit from its net operating loss carry forwards. The 40% tax rate was applied to the 1998 periods' income from continuing operations before income taxes to arrive at pro forma net income. No adjustments to 1999 actual figures were required.

                          [FINANCIAL STATEMENTS FOLLOW]

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                    (In thousands, except per share figures)
                                   (Unaudited)


                                                      Three Months Ended               Six Months Ended
                                                          April 30,                       April 30,
                                                          ---------                       ---------
                                                       1999        1998              1999          1998
                                                       ----        ----              ----          ----
 Net sales                                           $   41,743  $ 37,450         $    76,702  $   66,834
 Cost of sales                                           15,174    13,027              28,590      24,304
                                                     ----------  --------         -----------   ---------
 Gross profit                                            26,569    24,423              48,112      42,530
 Selling, general and administrative expense             15,549    14,544              29,771      26,258
 Research and development expense                           442       543                 903         999
 Amortization of intangibles                                955       894               1,912       1,612
                                                     ----------  --------         -----------   ---------
 Operating income from continuing operations              9,623     8,442              15,526      13,661
                                                     ----------  --------         -----------   ---------
Interest expense                                         1,762     1,813               3,611       2,922
 Other income, net                                          37       244                  71       1,028
                                                     ----------  --------         -----------   ---------

 Income from continuing operations before income
   taxes                                                  7,898     6,873              11,986      11,767
 Provision for (benefit of) income taxes                  2,604      (505)              4,051        (954)
                                                     ----------  --------         -----------   ---------
 Income from continuing operations                        5,294     7,378               7,935      12,721
 Discontinued operations:
   Net income (loss)                                        150     1,105                 129       1,755
    Gain on disposal                                      1,691         -               2,970           -
                                                     ----------  --------         -----------   ---------
                                                          1,841     1,105               3,099       1,755
                                                     ----------  --------         -----------   ---------
  Net income                                          $   7,135   $ 8,483         $    11,034   $  14,476
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------

 Earnings per share:
 Basic:
    Continuing operations                             $    0.38 $    0.50          $     0.56   $    0.86
    Discontinued operations                                0.13      0.07                0.22        0.12
                                                     ----------  --------         -----------   ---------
    Earnings per share                                $    0.51 $    0.57          $     0.78   $    0.98
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------

 Diluted:
    Continuing operations                             $    0.38 $    0.48          $     0.55   $    0.83
    Discontinued operations                                0.13      0.07                0.22        0.11
                                                     ----------  --------         -----------   ---------
    Earnings per share                                $    0.51 $    0.55          $     0.77   $    0.94
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------

 Number of shares used to compute earnings per share:
    Basic                                                13,946    14,872              14,191      14,840
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------
    Diluted                                              14,071    15,443              14,378      15,398
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------

 Memo diluted earnings per share from continuing
  operations data:
   Income  before income taxes                        $    0.56   $  0.45          $     0.83   $    0.76
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------
   Net income (1998 is pro forma)                     $    0.38   $  0.27(1)       $     0.55   $    0.46(1)
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------
   Cash flow per share (2)                            $    0.70   $  0.56          $     1.09   $    0.97
                                                     ----------  --------         -----------   ---------
                                                     ----------  --------         -----------   ---------


 (1) Income from continuing operations has been tax effected at 40% as if the Company could not benefit from its net operating loss carry forwards. The 40% tax rate was applied to the 1998 periods' income from continuing operations before income taxes to arrive at pro forma net income. No adjustments to 1999 figures were required.

 (2) Cash flow is defined as pretax income from continuing operations plus depreciation and amortization for purposes of this calculation.

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets

                                 (In thousands)
                                   (Unaudited)


                                                                 April 30,        October 31,
                                                                   1999              1998
                                                                   ----              ----
                                            ASSETS
 Current assets:
   Cash and cash equivalents                                      $   5,441         $    7,333
   Trade receivables, net                                            24,663             24,426
   Inventories                                                       35,509             30,349
   Deferred tax asset                                                13,549             15,057
   Net assets of discontinued operations                                  -             29,206
   Other current assets                                               7,260              9,706
                                                                 ----------         ----------
      Total current assets                                           86,422            116,077
                                                                 ----------         ----------
 Property, plant and equipment, net                                  37,202             34,234
 Intangibles, net                                                    82,466             84,308
 Deferred tax asset                                                  60,791             52,754
 Other assets                                                         7,926              8,668
                                                                 ----------         ----------
                                                                  $ 274,807         $  296,041
                                                                 ----------         ----------
                                                                 ----------         ----------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
 Short-term debt                                                  $   5,792        $    11,570
 Other current liabilities                                           40,389             35,131
                                                                 ----------         ----------
      Total current liabilities                                      46,181             46,701
                                                                 ----------         ----------
 Long-term debt                                                      57,167             78,677
 Other liabilities                                                   22,817             25,410
                                                                 ----------         ----------
      Total liabilities                                             126,165            150,788
                                                                 ----------         ----------
 Stockholders' equity                                               148,642            145,253
                                                                 ----------         ----------
                                                                  $ 274,807         $  296,041
                                                                 ----------         ----------
                                                                 ----------         ----------



                                      ####